Exhibit 10.15

SEMPRA ENERGY

AMENDED AND RESTATED

EXECUTIVE LIFE INSURANCE PLAN

Sempra Energy, a California corporation (“Sempra”), hereby amends and restates the Sempra Energy Executive Life Insurance Plan (the “Plan”), which was originally effective June 1, 1998.  The Plan was amended and restated effective as of July 1, 2003.

Sempra hereby amends and restates the Plan effective as of December 12, 2008, except as otherwise provided herein.  This amendment and restatement of the Plan is intended to comply with the requirements of Sections 409A(a)(2), (3) and (4) of the Code (as defined below) and the Treasury Regulations thereunder.  Also, the name of the Plan is hereby amended to be “The Sempra Energy Executive Life Insurance Plan.”

PURPOSE OF PLAN

The purpose of this Plan is to assist certain of Sempra’s senior executives to obtain additional life insurance coverage.  In connection with this, the Plan provides that the Company will make certain life insurance premium payments on the policies obtained under the terms and conditions of this Plan.  In addition, the Plan provides for a tax gross-up to offset the income taxes associated with those premium payments.

ARTICLE I

DEFINITIONS

Whenever capitalized in this Plan document, the following terms shall have the meanings set forth below unless otherwise expressly provided:

1.1

 “Board” shall mean the Board of Directors of the Company.

1.2

“Code” means the Internal Revenue Code of 1986, as amended.

1.3

“Committee” shall mean the Compensation Committee of the Board, or such other committee as the Compensation Committee shall appoint from time to time to administer the Plan.

1.4

“Company” shall mean Sempra Energy, a California corporation, and any successor thereto, including any corporation that is a successor to all or substantially all of the Company’s assets or business.  “Company” shall also include any corporation or other entity a majority of whose outstanding voting stock or voting power is owned, directly or indirectly, by Sempra Energy, Inc.

1.5

 “Participant” shall mean any senior executive of the Company who is selected to participate in the Plan and who has satisfied the conditions for Plan participation as set forth in Section 2.1.

1.6

“Plan” shall mean this Sempra Energy Executive Life Insurance Plan, as it may be amended from time to time.

1.7

“Plan Year” shall mean the calendar year.

1.8

“Policy” shall mean the life insurance policy (or life insurance policies if more than one is required because of death benefit amounts or otherwise) purchased on a Participant’s life that is subject to the terms and conditions of this Plan.

1.9

“Separation from Service”, with respect to a Participant (or another Service Provider) means the Participant’s (or such Service Provider’s) “separation from service,” as defined in Treasury Regulation Section 1.409A-1(h).

1.10

 “Service Provider” means a Participant or any other “service provider,” as defined in Treasury Regulation Section 1.409A-1(f).

1.11

“Service Recipient,” with respect to a Participant, means the Company and all persons considered part of the “service recipient,” as defined in Treasury Regulation Section 1.409A-1(g), as determined from time to time.  As provided in Treasury Regulation Section 1.409A-1(g), the “Service Recipient” shall mean the person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Section 414(b) or 414(c) of the Code.

1.12

“Specified Employee” means a Service Provider who, as of the date of the Service Provider’s Separation from Service, is a “Key Employee” of the Service Recipient any stock of which is publicly traded on an established securities market or otherwise.  For purposes of this definition, a Service Provider is a “Key Employee” if the Service Provider meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the Treasury Regulations thereunder and disregarding Section 416(i)(5) of the Code) at any time during the Testing Year.  If a Service Provider is a “Key Employee” (as defined above) as of a Specified Employee Identification Date, the Service Provider shall be treated as “Key Employee” for the entire twelve (12) month period beginning on the Specified Employee Effective Date.  For purposes of this definition, a Service Provider’s compensation for a Testing Year shall mean such Service Provider’s compensation, as determined under Treasury Regulation Section 1.415(c)-2(a) (and applied as if the Service Recipient were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the elective special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the elective special rules provided in Treasury Regulation Section 1.415(c)-2(g)).  The “Specified Employees” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i).

1.13

“Specified Employee Effective Date” means the first day of the fourth month following the Specified Employee Identification Date.  The Specified Employee Effective Date may be changed by the Company, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(4).

1.14

“Specified Employee Identification Date”, for purposes of Treasury Regulation Section 1.409A-1(i)(3), means December 31.  The “Specified Employee Identification Date” shall apply to all “nonqualified deferred compensation plans” (as defined in Treasury Regulation Section 1.409A-1(a)) of the Service Recipient and all affected Service Providers.  The “Specified Employee Identification Date” may be changed by Sempra Energy, in its discretion, in accordance with Treasury Regulation Section 1.409A-1(i)(3).

1.15

“Tax Gross-Up” shall mean the tax gross-up amount set forth in Section 3.4 below.

1.16

“Testing Year” means the twelve (12) month period ending on the Specified Employee Identification Date, as determined from time to time.

1.17

“Years of Service” shall mean the total number of full years of employment in which a Participant has been employed by the Company.  For purposes of this definition, a year of employment shall be a 365 day period (or 366 day period in the case of a leap year) that, for the first year of employment, commences on the Participant’s date of hiring and that, for any subsequent year, commences on an anniversary of that hiring date.  Any partial year of employment shall not be counted.

ARTICLE II

ELIGIBILITY

2.1

Eligibility for Participation.  A senior executive of the Company shall participate in this Plan as a Participant if either he or she is participating in the Plan as of the effective date of this amendment and restatement or meets all of the following requirements:

(1)

Has been designated in writing by the Committee, in its sole and absolute discretion, as a Participant;

(2)

Completes and returns to the Committee, no later than thirty (30) days after he or she receives written notice of such designation, such administrative and other forms as the Committee may require for participation;

(3)

Completes such insurance forms, exams, and questions as the Committee may designate from time to time;

(4)

Timely completes any other participation conditions as may be prescribed by the Committee from time to time; and

If a senior executive fails to meet all of the above-listed requirements within a reasonable time, as determined by the Committee in its sole discretion, the Committee shall provide that executive with written notice within thirty (30) days of such failure, and that person shall not become a Participant under this Plan.

2.2

Acquisition of Insurance.   As a condition of participation in this Plan, the Participant shall be required  to cooperate in applying for and obtaining a  Policy on his or her life.  The selection of the Policy  shall be at the sole discretion of the Company.  The Policy shall be issued in the name of the Participant as the sole and exclusive owner of the Policy, subject to the rights and interests granted to the Company, as provided in this Plan.  At the sole discretion of the Committee, the Participant may designate a person or entity other than the Participant as the owner of the Policy, provided that such owner agrees to be bound to the terms and conditions of this Plan.

2.3

Additional Life Insurance Coverage.  During the term of this Plan, the death benefit coverage under the Policy may be increased from time to time, to reflect increases in the Participant’s compensation pursuant to the provisions of Sections 3.1 and 3.2.  As a condition of receiving the benefits of any such increase, the Participant shall be required  to cooperate in applying for and obtaining such additional coverage.  If the Participant does not so cooperate, and such coverage cannot be obtained because of the Participant’s failure to cooperate, the Company shall have no obligation under this Plan to provide such additional coverage.  Further, if the Participant is not insurable at the time such additional coverage is sought on a guaranteed issue basis, or if simplified or full medical underwriting is required, on a rated basis that is no lower than standard, smoker, then the Company shall have no obligation under this Plan to provide such additional coverage.  The Committee, in its sole discretion, may reduce the minimum standard referred to in the previous sentence, in its sole discretion, based on the cost of insurance or otherwise.

ARTICLE III

BONUS AMOUNTS

3.1

Life Insurance Coverage Prior to Separation from Service.  Subject to Article II above, for each Plan Year of the Participant’s participation in the Plan and prior to the Participant’s Separation from Service, the Company shall pay to the life insurance carrier the premiums on the Policy in accordance with this Section 3.1, as determined by the Company in its sole discretion, which Policy shall provide a death benefit equal to the sum of the following amounts, as those amounts are determined as of the last day of each Plan Year, as determined by the Committee in its sole discretion: (i) two (2) times the Participant’s annual base salary, plus (ii) two (2) times the Participant’s average  annual bonus under the 2003 Executive Incentive Plan, or any successor thereto (the “Bonus Plan”), including any amount deferred, in the three (3) highest  years in the ten (10) previous years, or during the Participant’s actual years of employment with the Company, if less.  In determining the amounts described in the previous sentence for any Plan Year, the Committee shall substitute the Participant’s target bonus under the Bonus Plan for a Participant who is in his or her first Plan Year of participation and has not received any bonus under the Bonus Plan.  The premium for any Plan Year shall be paid by the Company not later than March 15 of the next following Plan Year; provided, however, that such premium shall not be paid if the Participant has a Separation from Service prior to the payment of such premium.  If a Participant’s compensation increases after the Committee has determined the Participant’s death benefit as of the last day of the Plan Year, the Participant’s death benefit under the Policy shall not be adjusted until the last day of the next following Plan Year and then it will be based on the Participant’s compensation at that time.  These premium payments shall be treated as a bonus payments to the Participant.

3.2

Life Insurance Coverage after Separation from Service with Age and Service.  If at the time of the Participant’s Separation from Service (other than by reason of the Participant’s death), the Participant has attained age 62 and has completed at least five Years of Service, then the Participant shall be entitled to the benefit, if any, specified in this Section 3.2.  Upon such Separation from Service, the Committee shall have the life insurance carrier which issued the Policy prepare a life insurance projection for the Policy, determined as of the January 1 of the Plan Year next following such Separation from Service (the “Projection Date”), based on the following assumptions:  (i) the then current policy charges, (ii) a crediting rate of 6.5% net of investment management fees (but before mortality and expense charges), (iii) death benefit coverage until the Participant’s 100th birthday equal to (x) one (1) times the Participant’s annual base salary (determined as of the date of the Participant’s Separation from Service), plus (y) one (1) times the Participant’s average  annual bonus under the Bonus Plan, including any amount deferred, in the three (3) highest  years in the ten (10) previous years, or during the Participant’s actual years of employment with the Company, if less (determined as of the date of the Participant’s Separation from Service), (iv) except in the case of a Participant whose name is listed on Exhibit A, the Company shall be assumed to have paid only the minimum premiums under the Policy necessary to maintain the death benefit coverage, as required under Section 3.1, for each Plan Year of the Participant’s participation in the Plan prior to the Projection Date, (v) in the case of a Participant whose name is listed on Exhibit A, the cash value of the Policy for such Participant, determined  as December 31, 2008, shall be the amount set forth on Exhibit A and the Company shall be assumed to have paid no premium payments under the Policy after December 31, 2008 and prior to the Projection Date.  If the illustration shows that the Policy will sustain itself until at least the Participant’s 100th birthday without lapsing based on these assumptions, then the Company shall have no further obligations under the Plan.  If the illustration provides that the Policy will not so sustain itself until that time without lapsing, the Company shall have the life insurance carrier determine the minimum premium, determined as of the January 1 of the Plan Year next following such Separation from Service, required to be paid into the Policy to sustain the Policy until the Participant’s 100th birthday without lapsing, based on these assumptions.  Except as provided in Section 5.1(2), the Company will then pay such premium to the life insurance carrier during the Plan Year next following the Plan Year in which such Participant’s Separation from Service occurs and the Company shall have no further obligation to the Participant under this Plan.  The Company shall not make a premium payment under this Section 3.2 in the event of the Participant’s Separation from Service by reason of death.

3.3

Life Insurance Coverage after Separation from Service without Age and Service.  If at the time of the Participant’s Separation from Service, the Participant has not attained age 62, or has not completed at least  five Years of Service, the Company’s obligations under this Plan to pay any future premiums on the Policy or any Tax Gross-Up shall cease immediately upon the Participant’s Separation from Service and the Company shall have no further obligation to the Participant under the Plan.

3.4

Tax Gross-Up.  To offset the federal and state income tax liability incurred by the Participant as a result of premiums paid on behalf of the Participant, as provided for in Sections 3.1 and 3.2 above, the Company shall pay a tax gross-up (the “Tax Gross-Up”) directly to the Participant concurrent with each premium payment under Section 3.1 or 3.2.  The Committee shall determine the amount of each Participant’s Tax Gross-Up each time a premium is paid.  The amount of the Tax Gross-Up shall be calculated in the following manner.  The Committee shall determine the Participant’s actual federal and state (for the state in which the Participant resides at the time of the premium payment) income tax rates at the time of premium payment.  Using those rates, the amount of the Tax Gross-Up will be determined using the following formula.  Assuming that the applicable federal income tax rate is X and the applicable state income tax rate is Y, the Tax Gross-Up equals the applicable premium divided by Z, minus the premium amount, where Z equals (1-X) times (1-Y).  For example, if the applicable premium is $1,000, X is 0.4 (i.e. the actual marginal federal tax rate is 40%), and Y is 0.1 (i.e. the actual marginal state tax rate is 10%), the Tax Gross-Up would be $851.85.  In no event shall the Company pay any Tax Gross-Up later than the taxable year of the Participant next following the Participant’s taxable year in which the Participant remits the related taxes.  All Tax Gross-Up payments shall be paid in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(v).  Notwithstanding anything to the contrary in this Section 3.4, in no event shall any Tax Gross-Up payment exceed the amount of the “tax gross-up payment” permitted under Treasury Regulation Section 1.409A-3(i)(1)(v).

3.5

Tax Withholding.  The Company shall withhold from the Participant’s compensation all federal, state and local income, employment and other taxes required to be withheld by the Company in connection with the premium or Tax Gross-Up payments, in amounts and in a manner to be determined in the sole discretion of the Company.

3.6

Right to Invest Cash Surrender Value.  Until the earlier of the Participant’s Separation from Service or the termination of the Plan, the Company shall have the sole and absolute right to invest and reallocate the Participant’s Policy’s cash surrender value as the Company determines in its sole discretion.  The Participant shall cooperate with the Company with respect to any actions required by the life insurance carrier issuing the Policy to grant to the Company such power.  The Company shall not have any liability associated with such investment authority and discretion, provided that the Company makes all premium and Tax Gross-Up payments required under this Plan.

ARTICLE IV

ADMINISTRATION

4.1

Administration.  This Plan shall be administered by the Committee.  The Committee shall be authorized to construe and interpret all of the provisions of this Plan, to adopt procedures and practices concerning the administration of this Plan, and to make any determinations necessary hereunder, which shall, subject to Section 4.8 below, be binding and conclusive on all parties.  The Committee may appoint one or more individuals and delegate such of its power and duties as it deems desirable to any such individual, in which case every reference herein made to the Committee shall be deemed to mean or include the individuals as to matters within their jurisdiction.

4.2

Decisions and Actions of the Committee.  The Committee may act at a meeting or in writing without a meeting.  All decisions and actions of the Committee shall be made by vote of the majority, including actions in writing taken without a meeting.

4.3

Rules and Records of the Committee.  The Committee shall make such rules and regulations in connection with its administration of the Plan as are consistent with the terms and provisions hereof.  The Committee shall keep a records of each Participant’s name, address, social security number, benefit commencement date, and the amount of benefit.

4.4

Employment of Agents.  The Committee may employ agents, including without limitation, accountants, actuaries, consultants, or attorneys, to exercise and perform the powers and duties of the Committee as the Committee delegates to them, and to render such services to the Committee as the Committee may determine, and the Committee may enter into agreements setting forth the terms and conditions of such service.

4.5

 Agents for Service of Legal Process.  The Chairman of the Committee shall serve as agent for service of legal process.

4.6

Plan Expenses.  The Company shall pay all expenses reasonably incurred in the administration of this Plan.  The members of the Committee shall serve without compensation for their services as such, but all expenses of the Committee shall be paid by the Company.  No employee of the Company shall receive compensation from this Plan regardless of the nature of his services to this Plan.

4.7

Indemnification.  To the extent permitted by law, the Committee and all agents and representatives of the Committee shall be indemnified by the Company and saved harmless against any claims, and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of this Plan except claims arising from gross negligence, willful neglect, or willful misconduct.

4.8

Claims Procedure.

(1)

Claim.  A Participant, beneficiary or other person who believes that he is being denied a benefit to which he is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his claim.  The request must be addressed to the Committee at Sempra Energy at its then principal place of business.  The claims procedure of this Section shall be applied in accordance with Section 503 of ERISA and Department of Labor Regulation Section 2560.503-1.  A Participant, beneficiary or other person may assert a claim, or request review of the denial of a claim, through such Participant’s, beneficiary’s or person’s authorized representative, provided that such Participant, beneficiary or person has submitted a written notice evidencing the authority of such representative to the Committee.

A Claimant or his duly authorized representative shall submit his claim under the Plan in writing to the Committee.  The Claimant may include documents, records or other information relating to the claim for review by the Committee in connection with such claim.

(2)

Claim Decision.  The Committee shall review the Claimant’s claim (including any documents, records or other information submitted with such claim) and determine whether such claim shall be approved or denied in accordance with the Plan.

Upon receipt of a claim, the Committee shall advise the Claimant that a claim decision shall be forthcoming within ninety (90) days and shall, in fact, deliver such claim decision within such period.  The Committee may, however, extend the claim decision period for an additional ninety (90) days for special circumstances.  If the Committee extends the claim decision period, the Committee shall provide the Claimant with written notice of such extension prior to the end of the initial ninety (90) day period.  The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render a claim decision.

If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (i) the specified reason or reasons for such denial; (ii) references to the specific provisions of this Plan on which such denial is based; (iii) a description of any additional material or information necessary for the Claimant to perfect his claim and an explanation of why such material or such information is necessary; and (iv) a description of the Plan’s procedures for review and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a denial of the review of the denial of the claim.

The Claimant may request a review of any denial of the claim in writing to the Committee within sixty (60) days after receipt of the Committee’s notice of denial of claim.  The Claimant’s failure to appeal the denial of the claim by the Committee in writing within the sixty (60) day period shall render the Committee’s determination final, binding, and conclusive.

(3)

Request for Review.  With sixty (60) days after the receipt by the Claimant of the denial of the claim described above, the Claimant may request in writing a review the determination of the Compensation Committee.  Such review shall be completed by the Compensation Committee.  Such request must be addressed to the Committee, at Sempra Energy’s then principal place of business.

The Claimant shall be afforded the opportunity to submit written comments, documents, records, and other information relating to the claim, and the Claimant shall be provided, upon request and free of charge, reasonable access to all documents, records, and other information relevant to the Claimant’s claim.  A document, record or other information shall be considered “relevant” to the claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8).  The review by the Committee shall take into account all comments, documents, records, and other information submitted by the Claimant, without regard to whether such information was submitted or considered in the Committee’s initial determination with respect to the claim.

The Committee shall advise the Claimant in writing of the Committee’s determination of the review within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a determination within the sixty (60) day period infeasible, but in no event shall the Committee render a determination regarding the denial of a claim later than one hundred twenty (120) days after its receipt of a request for review.  If an extension of time for review is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the date the extension period commences.  The extension notice shall indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render a review decision.

(4)

Review of Decision.  The Committee shall inform the Claimant in writing, in a manner calculated to be understood by the Claimant, the decision on the review of the denial of the claim, setting forth:  (i) the specific reasons for the decision, (ii) if the claim is denied, reference to the specific Plan provisions on which the denial of the claim is based; (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim (and a document, record or other information shall be considered “relevant” to the benefits claim, as provided in Department of Labor Regulation Section 2560.503-1(m)(8)); and (iv) a statement describing Claimant’s right to bring an action under Section 502(a) of ERISA.

ARTICLE V
SECTION 409A OF THE CODE

5.1

Compliance with Section 409A of the Code.

(1)

Plan Interpretation and Administration.  This Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (subject to the transitional relief under Internal Revenue Service Notice 2005-1, the Proposed Regulations under Section 409A of the Code, Internal Revenue Service Notice 2006-79, Internal Revenue Service Notice 2007-78, Internal Revenue Service Notice 2007-86 and other applicable authority issued by the Internal Revenue Service).  As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Plan, with respect to an election or amendment to change a time and form of payment under the Plan made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only to amounts that would not otherwise be payable in 2008 and shall not cause an amount to be paid in 2008 that would not otherwise be payable in 2008.

(2)

Premium Payment for Specified Employees.  In the case of a Participant who is a Specified Employee on the date of such Participant’s Separation from Service, the premium payment under Section 3.2 with respect to such Participant (if any) shall not be made before the date which is six months after the date of such Participant’s Separation from Service in accordance with Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder.  Any premium payment under Section 3.2 with respect to such Participant that otherwise would have been made during the first six months following the date of such Participant’s Separation from Service shall be accumulated (without interest) and paid on the first day of the seventh month following the date of such Participant’s Separation from Service; provided, however, that such premium shall not be paid in the event of such Participant’s death prior to the first day of the seventh month following the date of such Participant’s Separation from Service.  The Tax Gross-Up payment with respect to any such premium payment under Section 3.2 shall be paid concurrent with such premium payment in accordance with Section 3.4.

(3)

Prohibition of Acceleration of Premiums.  The time of payment of any payment of the premium with respect to a Participant under Section 3.2 (and any Tax Gross-Up with respect to any such premium) shall not be subject to acceleration, except as provided under Treasury Regulations promulgated in accordance with Section 409A(a)(3) of the Code.

5.2

Short-Term Deferral Exemption.  The premium payments under Section 3.1 with respect to a Participant (and any Tax Gross-Up with respect to any such premium) are intended to be short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4) and exempt from Section 409A of the Code.  The premium payments under Section 3.1 with respect to a Participant (and any Tax Gross-Up with respect to any such premium) shall be made on or before the last day of the applicable 2 ½ month period, as defined in Treasury Regulation Section 1.409A-1(b)(4).

ARTICLE VI
MISCELLANEOUS

6.1

Amendment and Termination.  This Plan may be amended or terminated, in whole or in part, at any time by written action of the Board, or the Compensation Committee of the Board, in its discretion; provided that any amendment or termination that materially and adversely affects any payments under Article III at the time of such amendment or termination must be consented to in writing by any Participant so affected before it shall have any effect as to that Participant.  Notwithstanding the foregoing, the Board, or the Compensation Committee of the Board, may terminate the Plan without the Participants’ consent, provided that (i) such Plan termination is treated for purposes of this Plan as a Separation from Service of all Participants (assuming that each had obtained age 62 with five Years of Service, regardless of whether such requirements were actually met), (ii) the Company pays the premium and Tax Gross-Up, if any, required by Sections 3.2 and 3.4, and (iii) such termination of the Plan and the payment of such premiums and Tax Gross-Up comply with Section 409A of the Code and the Treasury Regulations thereunder.

6.2

Binding Effect.  This Plan shall bind the Participant and the Company and their beneficiaries, survivors, executors, administrators, and transferees.

6.3

No Guarantee of Employment.  This Plan is not an employment policy or contract.  It does not give the Participant the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Participant, with or without cause.  If also does not require the Participant to remain an employee nor interfere with the Participant’s right to terminate employment at any time.

6.4

Applicable Law.  This Plan and all rights hereunder shall be governed by the internal laws of the State of California without regard to its conflict of laws provisions, except to the extent preempted by the laws of the United States of America.

6.5

Non-Transferability.

(1)

Prior to the Participant’s termination of employment, benefits under this Plan cannot be sold, transferred, or assigned and the Participant cannot withdraw the cash surrender value of the policy.

(2)

The previous sentence shall not in any way limit or prohibit the right of a Participant to transfer ownership of the life insurance policy described in this Plan to a trust for which the Participant is the grantor.

6.6

Named Fiduciary.  The Company shall be the named fiduciary and plan administrator under this Plan.  The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Company has executed this amendment and restatement of the Plan as of December 12th, 2008.

SEMPRA ENERGY

By:

        G. Joyce Rowland

       Sr. Vice President, Human Resources

Exhibit A

Participant	December 31, 2008 Policy Cash Value